UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FBL Financial Group, Inc.
(Name of Registrant as specified in its charter)

Name of person(s) filing proxy statement, if other than the Registrant)

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FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF FBL FINANCIAL GROUP, INC.

Date: Wednesday, May 17, 2017
Time: 8:00 a.m. Central Daylight Time
Place: FBL Financial Group, Inc. Corporate Headquarters
5400 University Avenue
West Des Moines, IA 50266

AGENDA:

1.	Elect a Board of Directors;
2.	Advisory vote to approve named executive officer compensation
3.	Advisory vote on the frequency of shareholder votes on named executive officer compensation
4.	Ratify the appointment of our Independent Registered Public Accounting Firm for 2017.
At the meeting we will also report on FBL Financial Group's 2016 business results and other matters of interest to shareholders. Only shareholders who owned stock at the close of business on March 15, 2017 can vote at this meeting or any adjournments that may take place.
On March 31, 2017, we made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2017 proxy statement and annual report, and vote, online. The 2017 proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your proxy statement, proxy card and annual report over the Internet, if you received them by mail this year.
Enclosed with this Notice of Annual Meeting is the 2017 proxy statement and proxy card, and the 2016 annual report on Form 10-K as filed with the Securities and Exchange Commission. The annual report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition, you may view our online annual report on the home page of our website, www.fblfinancial.com. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may date, sign and mail the proxy card in the envelope provided.

By Order of the Board of Directors

/s/ Dennis J. Presnall
Dennis J. Presnall
Secretary

March 31, 2017

Notice of Electronic Availability of Proxy Statement and Annual Report
As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL Financial Group, Inc. ("FBL" or the "Company") is making this proxy statement and proxy card, and its annual report on Form 10-K, available to shareholders electronically via the Internet. On March 31, 2017, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.
If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an electronic copy, you must request one. There is no charge to you for requesting an electronic copy.
Please make your request for a paper copy or electronic copy of proxy materials related to the May 17, 2017 shareholders meeting on or before May 3, 2017 to facilitate timely delivery.
You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number [located on the Notice] in the subject line)

•	By Internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1	Q:	On what may I vote?
	A:	1) the election of four Class A directors;
2) the approval of a resolution regarding named executive officer compensation, on an advisory basis;
3) the frequency of shareholders votes on named executive officer compensation, on an advisory basis;
4) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2017.

2	Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends voting as follows:
● FOR each of the nominees for Class A director named in this proxy statement,
● FOR the advisory vote to approve named executive officer compensation,
● 1 YEAR for the advisory vote on the frequency of shareholder votes on named executive officer compensation (as opposed to two years or three years), and
● FOR ratification of the appointment of the Independent Registered Accounting Firm.

3	Q:	Why are there only four Class A director nominees?
A:
We use the controlled company exemption under New York Stock Exchange ("NYSE") corporate governance rules. This permits a company with a majority shareholder not to have a majority of its directors be independent and to vary the makeup of certain director committees. This year the Class B common shareholders will elect six Class B directors, and the Class A common and Series B preferred shareholders will elect four Class A directors. The four Class A director nominees include the CEO and three independent nominees.

4	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 15, 2017 (the record date) are entitled to vote at the annual meeting.

5	Q:	How do I vote?
A:
Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted in accordance with the Board's recommendations. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person or 3) returning a later dated proxy.

6	Q:	Who will count the votes?
A:
We have retained Broadridge Investor Communication Solutions, Inc. ("Broadridge") to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge's report will be reviewed by an employee of our legal department who will be appointed as the inspector of election.

7	Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them may be forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A common shares held in their 401(k) accounts.

8	Q:	What shares are included in the proxies?
A:
Your proxy represents all of your shares, including those in our direct stock purchase plan administered by our transfer agent, American Stock Transfer & Trust Company. Shares held in custody by Principal Financial Group for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

9	Q:	What does it mean if I get more than one Notice?
A:
If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company, at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

10	Q:	How many shares can vote?
A:
As of the record date, March 15, 2017, 24,906,547 shares of Class A common stock, 11,413 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 34,917,960 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors. The Class A common shareholders and the Series B preferred shareholders vote together as one class, and the Class B common shareholders vote as one class, on all other matters.

11	Q:	What is a “quorum”?
A:
A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. Proposal Two and Proposal Four must receive more than 50% of the votes cast in each voting group to be adopted. For Proposal Three, the voting option receiving a plurality of the votes cast by each voting group will be considered the preferred option of such shareholders. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions and broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

12	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 15, 2017 can vote.

13	Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be conducted at the 2017 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, giving your proxy authorizes Craig Hill, FBL's Chairman, and Jim Brannen, FBL's Chief Executive Officer, to vote on such matters at their discretion.

14	Q:	Who are the largest shareholders?
A:
See "Stock Ownership of Certain Beneficial Owners and Management" for information concerning security ownership by each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities as of February 28, 2017.

15	Q:	How are the Class B directors elected?
A:
Only Farm Bureau organizations affiliated with the American Farm Bureau Federation and in whose geographic territory the Company's insurance subsidiaries use the Farm Bureau name and logo may own Class B common stock. Farm Bureau organizations or their affiliates in fourteen Midwestern and Western states own Class B shares. By agreement, only presidents of the fourteen state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the six Class B directors. The Class B nominating committee is made up of the presidents of the fourteen state Farm Bureau organizations, who meet annually to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

16	Q:	When are shareholder proposals for the next annual meeting due?
A:
All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 1, 2017. You must have held the lesser of $2,000 market value or 1% of the Company's securities entitled to vote on the proposal, for at least one year before submitting a proposal, and you must continue to hold those securities through the date of the meeting.

FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year's annual meeting, which would be no later than January 17, 2018. That notice needs to include as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought, the reasons for conducting such business and any material interest in such business of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the name and address of, and class and number of shares owned beneficially and of record by, the shareholder and beneficial owner; and (iii) in the event that such business includes a proposal to amend either the articles of incorporation or the bylaws, the language of the proposed amendment. The shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

17	Q:	Can a shareholder nominate someone as a director of the Company?
A:
As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year's annual meeting. Your notice needs to set forth your name and address, the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act of 1934 and the rules and regulations thereunder, including the nominee's written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

CORPORATE GOVERNANCE
Company Business
The Company is a holding company which markets individual life insurance and annuity products through distribution channels of our subsidiary Farm Bureau Life Insurance Company ("Farm Bureau Life"), principally under the consumer brand name Farm Bureau Financial Services. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. In addition, in the state of Colorado, we offer life insurance and annuity products through a subsidiary of Farm Bureau Life, Greenfields Life Insurance Company.
In addition, we manage all aspects of two Farm Bureau affiliated property-casualty insurance companies, Farm Bureau Property & Casualty Insurance Company ("Farm Bureau Property & Casualty") and Western Agricultural Insurance Company ("Western Ag"), which operate predominately in eight states in the Midwest and West.
Board Organization
The Company utilizes the "controlled company" exemption under the NYSE corporate governance standards because the Company has a majority shareholder, the Iowa Farm Bureau Federation. Under the controlled company exemption, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is not required to have a majority of the Board of Directors consist of independent directors, and the corporate governance and compensation committees are not required to consist only of independent directors. The Company's Audit Committee continues to consist of three independent directors.
The Board makes its own determinations from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, expects to appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau-affiliated shareholders, while encouraging valuable input and oversight from the independent directors.

Under this arrangement, Craig Hill, President of the Iowa Farm Bureau Federation, is the Chairman of the Board of FBL. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.
Mr. Chicoine notified the Company in December 2016 that he would not seek re-election to the Company's Board at the 2017 annual meeting. The Board will consider committee appointments, including appointments to the Executive Committee, as well as candidates for Lead Director and Vice Chairman, following the annual meeting.
Except as otherwise specified in the Company's bylaws, assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding the membership and workings of the various committees.
Corporate Governance Guidelines
The Board of Directors adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company's website at www.fblfinancial.com.
Objective of the Board of Directors
The business of FBL is managed under the direction of the Board. The Board represents the interests of the shareholders; as such, it oversees the strategic direction and conduct of the Company's business activities so as to enhance the long-term value of the Company. One of the Board's principal roles is to select and oversee a well-qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.
Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;

•	Understand the major risks in the Company's business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company's financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management's strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management's performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.
Board Operation
The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation, and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior management at any time. Strategic planning sessions are held periodically at regular Board meetings. Board education sessions are held at least annually. In 2016, all directors attended educational training sessions.
Board's Role in Risk Oversight
The Board of Directors is responsible for risk oversight. The Audit Committee monitors financial reporting risks and enterprise risk management (ERM). The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in March 2017 that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company's management team monitors all other risks on an ongoing basis. An employee-staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to appropriately address risks and communicating results regularly to the management team, Audit Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “dashboard” report is provided quarterly to the management team and the Audit Committee for their assessments of the risks.
Board Advisers
The Board and its committees (consistent with their respective charters) may retain their own advisers and consultants as they consider necessary to carry out their responsibilities.
Board Evaluation
The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board's performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.
Board Compensation
The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to the compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation, including additional compensation for committee members, in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board will review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.
Director Share Ownership Guidelines
To more closely align the interests of directors and the Company's shareholders, the Board has determined that directors are required to own FBL stock worth three times their annual retainer within five years of becoming a director. The annual retainer is $30,000 for Class A directors and $12,500 for Class B directors, resulting in a share value ownership requirement equivalent to $90,000 for Class A directors and $37,500 for Class B directors. "Ownership" includes shares owned outright, in retirement plans, in the Directors Compensation Plan when funded by restricted stock units, and other grants of restricted stock units. For Class B directors, "ownership" also includes any Class A common stock owned by the Class B director's employer, an affiliate of such employer, the Farm Bureau entity of which the director is president, or the affiliate of such an entity. Our directors may choose to receive some or all director fees in cash-settled restricted stock units under the Directors Compensation Plan, which are recognized as the ownership of equivalent shares for purposes of the share ownership guidelines. As of February 28, 2017, all of our directors have met or are on track to meet the ownership requirements.
Corporate Conduct
We have adopted a Code of Business Ethics and Conduct that applies to all employees, officers and directors of the Company and meets the requirements of a "code of business conduct and ethics" under the listing standards of the NYSE. We have also adopted a Code of Ethics for Senior Financial Officers that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Business Ethics and Conduct and the Code of Ethics for Senior Financial Officers (together, the "Codes") are posted on our website at www.fblfinancial.com under the heading Corporate Governance - Governance Documents. Any amendments to the Codes are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website. The Company has also adopted a Corporate Compliance Manual, which memorializes compliance practices.
Communications with the Board of Directors
The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Cash compensation payable to our non-employee directors is shown in the table below.

Non-employee directors annual fee	$45,000
Class A Director retainer	30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meeting fees	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Executive	1,000
Class B Nominating By telephone	500 250
Other Retainers
Lead Director	10,000
Audit chair	10,000
Management Development and Compensation chair	10,000
Class A Nominating and Corporate Governance chair	5,000
Non-employee directors who serve on the boards of both the Company and its wholly owned subsidiary, Farm Bureau Life, receive the higher of the two retainers paid to directors, not both. Directors may elect to receive their fees in cash or in cash-settled deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

2016 Director Compensation Table
	Fees Earned/Paid in Cash(f)	Stock Awards	All Other Compensation(g)	Total
Name(a)	($)	($)	($)	($)
Roger K. Brooks	105,000	─	—	105,000
Jerry L. Chicoine	116,000	─	—	116,000
Richard W. Felts(b)	54,000	—	23,752	77,752
Joe D. Heinrich(c)	54,000	─	—	54,000
Craig D. Hill(d)	—	72,227	—	72,227
James A. Holte(e)	51,500		22,350	73,850
Paul E. Larson	98,500	─	—	98,500
Kevin G. Rogers	63,000	─	21,357	84,357
Scott E. VanderWal	57,000	─	21,341	78,341

(a)
Excludes Mr. Brannen, who as Chief Executive Officer of the Company was not separately compensated for his service as a director. See "Executive Compensation" and "Summary Compensation Table" for further information regarding Mr. Brannen's compensation.

(b)
Mr. Felts is an officer of the Kansas Farm Bureau. Of the indicated compensation amount, a portion of that payable to Mr. Felts is paid to the Kansas Farm Bureau, and he is separately compensated by that organization for his services, including service as a director of the Company.

(c)
Mr. Heinrich is an officer of the Iowa Farm Bureau Federation. Of the indicated compensation amount, a portion of that payable to Mr. Heinrich is paid to the Iowa Farm Bureau Federation, and he is separately compensated by that organization for his services, including service as a director of the Company.

(d)
As a corporate officer, Mr. Hill is also considered an employee of the Company. As such, he received stock awards consisting of service-based cash-settled restricted stock units which vest and are paid over a five-year period.

(e)
Mr. Holte is an officer of the Wisconsin Farm Bureau Federation. Of the indicated compensation amount, a portion of that payable to Mr. Holte is paid to the Wisconsin Farm Bureau Federation, and he is separately compensated by that organization for his services, including service as a director of the Company.

(f)
Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates cash-settled restricted stock units based on the market price of the Company's Class A common stock on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalents on the restricted stock units at the same rate as dividend payments on the Company's Class A common stock.

(g)	Includes Farm Bureau Life director retainer, Farm Bureau Life board and committee meeting fees, group life premiums for Farm Bureau Life directors, Class B Nominating Committee fees and guest travel.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
The Board of Directors met four times during 2016. All of the directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office attended the last annual meeting in May 2016.
The committees of the Board of Directors and the number of meetings held by each committee in 2016 were:

Number of Meetings Held During 2016
Committee Name
Executive Committee	5
Audit Committee	8
Management Development and Compensation Committee	7
Class A Nominating and Corporate Governance Committee	3
Class B Nominating Committee	1
The Executive Committee is composed of Messrs. Hill (Chair), Brannen, Chicoine, Rogers and Denny J. Presnall, Secretary of the Company, who is Executive Secretary of the Iowa Farm Bureau Federation. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, with certain exceptions.
The Audit Committee consists of Messrs. Larson (Chair), Brooks and Chicoine. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that the above members of the Audit Committee meet such standards, and further that all are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.
The Audit Committee hires FBL's Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, oversees risk analysis and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty or Western Ag may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.
The Management Development and Compensation Committee consists of Messrs. Brooks (Chair), Chicoine, Rogers and VanderWal. A Stock Subcommittee consisting only of the two independent directors has been formed to manage equity-based security grants and performance terms under Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. The Committee's responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders' interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans related to or based on the Company's equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board's review of the Chief Executive Officer's performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.
The Class A Nominating and Corporate Governance Committee is composed of Messrs. Chicoine (Chair), Felts, Heinrich and Holte. The responsibilities of the Class A Nominating and Corporate Governance Committee include assisting the Board in (i) identifying qualified individuals to become Class A directors, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company's corporate governance guidelines. The Class A Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and committee performance, and makes recommendations to the Board for improvements in the Board's operations. It also periodically reviews other matters involving the Company's corporate governance, including director education and the size of the Board, and recommends appropriate changes to the Board. The committee's charter and the corporate governance guidelines are available on our website, www.fblfinancial.com.
The Class B Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to a shareholders agreement among the Class B shareholders, and nominates candidates to fill Class B director vacancies. The Committee members are the presidents of the fourteen state Farm Bureau organizations in the trade area of Farm Bureau Life, including those who are current Class B directors. Mr. Hill chairs the committee.
In addition to the Board committees, we have established several operational committees consisting of employees, the activities of which are reported to the Board. Mr. Brannen sits on some of these committees in his capacity as Chief Executive Officer. The Board may establish other committees in its discretion.
Mr. Chicoine will not seek re-election to the Board at the 2017 annual meeting. Paul A. Juffer is nominated for election to the Board at the annual meeting. The Board will consider committee appointments for Mr. Juffer once elected to the Board.

PROPOSAL NUMBER ONE ─ ELECTION OF CLASS A DIRECTORS
There are four nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and Series B preferred shareholders, voting together as a single class. One nominee is the Chief Executive Officer of the Company and three nominees are independent of management. With the exception of Mr. Juffer, each of the nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the three independent nominees ─ Messrs. Brooks, Juffer and Larson ─ possess the degree of independence from management and from the Company mandated by the SEC and NYSE. The Board of Directors has also determined that Mr. Chicoine,who is not seeking re-election, possesses the degree of independence from management and from the Company mandated by the SEC and NYSE.
Process of Nominations
The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. Mr. Juffer was recommended to the Class A Nominating and Corporate Governance Committee by an independent director. The committee will also consider nominations made by Class A shareholders, as explained in the answer to question 17 under "Questions and Answers." The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience and personal representations.
Competency includes: integrity, accountability, independent thought process, high performance standards and business credibility, freedom from conflict, adequate time to fulfill duties and attributes to fit into any existing needs of the Board.
Skills/experience include: financial literacy, executive experience, leadership skills, technical skills in identified areas of need, fortitude to make and stand behind tough decisions and achievement in business, career, education and community; agribusiness or public company experience is a plus.
Personal representations include: express strong values and integrity of character, make informed judgments, maturity and confidence of judgment, courage of convictions, loyalty, committed to representing long-term interests of the shareholders, strong support of "duties of care", diligence of a reasonably prudent person, will act in good faith, rationally and fair, practical wisdom, commitment to develop knowledge to advance the interests of the Company and the industry, commitment to prepare for and attend meetings and willingness to resign upon significant changes in abilities or value of contribution due to altered employment status, residency, geographic location or health.
The committee will review the preceding criteria along with the candidates' qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses and prior experience as a director. Additionally, the Board believes that it is desirable that the Board members represent diverse viewpoints and have unique thinking due to diverse experiences. The Board is not limited by a formal policy with respect to diversity; the committee considers several types of diversity, including diversity of education, professional experience, skills, geography, gender, age and life experience. The committee also reviews the candidate's independence from the Company and its management, based on responses to written questions, background checks and personal interviews.
Independence Determinations
In making its independence determinations, the Board specifically reviewed information that Director Paul E. Larson is also a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., which provide Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. The Company's managed affiliate, Farm Bureau Property & Casualty, received approximately $15.4 million of commission income for such sales in

2016, approximately 90% of which was in turn paid out as commissions and royalties. The financial results of this managed affiliate are not consolidated with the Company, and it has its own separate board of directors, not including Mr. Larson. Mr. Larson is not an officer or shareholder of Wellmark. The amounts involved are less than 2% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, both being property/casualty insurers which are not in competition with the Company. Based on these facts, the Board determined that these relationships do not affect the independence of Mr. Larson.
There were no other relationships involving the independent directors and nominees for election and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for election, the Board expects to designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.
Nominees for Class A Director
Director Qualifications
The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company, private company and community boards of directors and board committees.
Attributes of Class A Nominees
In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee's biographical paragraph which follows captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2016.

James P. Brannen, Chief Executive Officer and Class A director Member: Executive Committee Class A Director since 2013 Age: 54
Mr. Brannen was named interim Chief Executive Officer effective June 30, 2012, and Chief Executive Officer on August 23, 2012. Prior to his appointment as Chief Executive Officer, he served as Chief Financial Officer, Chief Administrative Officer and Treasurer since 2007. Mr. Brannen joined FBL in 1991 and held various positions in the tax and accounting areas prior to being named vice president - finance in 2000. Prior to joining FBL, Mr. Brannen managed corporate tax matters for insurance companies at Ernst &Young. Since October of 2015, Mr. Brannen has served on the board of directors of public company Great Western Bancorp, Inc. and its bank subsidiary, Great Western Bank. He is a graduate of the University of Iowa with a major in accounting. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Mr. Brannen serves in several civic and industry organizations, including the board of directors of United Way of Central Iowa, Board of Governors of the Property Casualty Insurance Association of America, and as President of the Federation of Iowa Insurers. We believe Mr. Brannen's qualifications to sit on our Board of Directors include his position as Chief Executive Officer and his intimate knowledge of the Company and the insurance industry gained through many years of employment.

Roger K. Brooks, Class A director Member: Audit and Management Development and Compensation Committees Class A Director since 2009 Age: 79
Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He was previously a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor's degree in mathematics from the University of Iowa. He also participated in Stanford University's Executive Program. We believe Mr. Brooks' qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its Chief Executive Officer and Chairman.

Paul A. Juffer Age: 56
Mr. Juffer is the Managing Partner of LWBJ Financial, LLC ("LWBJ"), where he has practiced as a certified public accountant since 1997. LWBJ and its wholly owned subsidiaries, LWBJ, LLP and LWBJ Capital Advisors, LLC, provide public accounting, business consulting, mergers and acquisitions advisory and other transaction-related services to clients. Through LWBJ, Mr. Juffer has served as Chief Financial Officer for several emerging technology companies, including most recently for Harrisvaccines, Inc. from 2013 to 2015. Prior to his time at LWBJ, he was Chief Financial Officer for a technology company and worked as an auditor at KPMG. Mr. Juffer holds Series 7, Series 24, Series 63 and Series 79 licenses and is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. He has a bachelor's degree in accounting from the University of Iowa. We believe Mr. Juffer's qualifications to sit on our Board of Directors include his background in accounting, financial management and technology.

Paul E. Larson, Class A director Member: Audit Committee Class A Director since 2004 Age: 64
Mr. Larson retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., Wellmark of South Dakota, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. We believe Mr. Larson's qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTOR.

Nominees for Class B Director, to be elected by the Class B Common Shareholders
Attributes of Class B Director Nominees
In nominating the Class B Directors, the Class B Nominating Committee determined that the last sentence of each nominee's biographical paragraph which follows, in capsule form, captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director. Ages are as of December 31, 2016.

Craig D. Hill, Class B director, Chairman of the Board and chair of the Executive Committee Member: Executive and Class B Nominating Committees Class B Director 2002 to 2004, and since 2007 Age: 61
Mr. Hill was elected President of the Iowa Farm Bureau Federation and its subsidiary, Farm Bureau Management Corporation, in December 2011 and has served on its board of directors since 1989. He was its Vice President from 2001 to 2011. He served on the board of Farm Bureau Life from 1989 to 2007, and again from December 2011 when he also became its President. He has been on the board of Farm Bureau Property & Casualty since 1989, and also serves on the board of Western Ag. Mr. Hill is also a director of the American Farm Bureau Federation and FB BanCorp. Mr. Hill farms 1,000 acres of row crops and has a swine operation near Milo, Iowa. We believe Mr. Hill's qualifications to sit on our Board of Directors include his point of view as President of our majority shareholder, his experience as a director of our primary operating and managed companies and his knowledge of the rural marketplace.

Richard W. Felts, Class B director Member: Class B Nominating and Class A Nominating and Corporate Governance Committees Class B Director since 2015 Age: 68
Mr. Felts is President of the Kansas Farm Bureau and is a director of Farm Bureau Life, Farm Bureau Property & Casualty and Western Ag. He farms near Liberty, Kansas and is a partner in Felts Farms, a diversified grain and livestock operation. Mr. Felts earned a bachelor's degree in agriculture and animal science from Kansas State University. We believe Mr. Felts' qualifications to sit on our Board of Directors include his experience as a director of our primary operating and managed companies and his knowledge of agriculture and the rural marketplace for our insurance products.

Joe D. Heinrich, Class B director Member: Class A Nominating and Corporate Governance Committee Class B Director since 2013 Age: 55
Mr. Heinrich was elected Vice President of the Iowa Farm Bureau Federation in 2011 and to its board of directors in 2004. He is a director of Farm Bureau Property & Casualty and Western Ag. Mr. Heinrich and his family farm with his nephew. Together, they have a diversified operation including corn, soybeans, oats and hay, plus a beef cow-calf herd and a dairy operation. We believe Mr. Heinrich's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his point of view as Vice President of our majority shareholder.

James A. Holte, Class B director Member: Class B Nominating Committee Class B Director since 2016 Age: 63
Mr. Holte was first elected as President of the Wisconsin Farm Bureau Federation in 2012 and has served on its board of directors since 1995. He is also a director of Farm Bureau Life and the American Farm Bureau Federation and is President and a director of Rural Mutual Insurance Company. Mr. Holte farms near Elk Mound, Wisconsin, raising beef cattle and growing corn, soybeans and alfalfa. We believe Mr. Holte's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and his knowledge of agriculture and the rural marketplace.

Kevin G. Rogers, Class B director Member: Executive, Class B Nominating and Management Development and Compensation Committees Class B Director since 2008 Age: 56
Mr. Rogers has been President of the Arizona Farm Bureau Federation since 2003. He also served on the board of the American Farm Bureau Federation and its executive committee for six years through 2010. He is a director of FB BanCorp. He is an officer of the Arizona Cotton Grower's Association and serves on the board of the National Cotton Council, the USDA's Cotton Board (chairman) and is on the USDA's Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life, the chairman of Farm Bureau Property & Casualty and chairman of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn. We believe Mr. Rogers' qualifications to sit on our Board of Directors include his years of experience in the governance of Farm Bureau entities along with his experiences on various national and federal agricultural related boards.

Scott E. VanderWal, Class B director Member: Class B Nominating and Management Development and Compensation Committees Class B Director since 2011 Age: 53
Mr. VanderWal has been president of the South Dakota Farm Bureau Federation since 2004, and a member of its board of directors since 1997. He has also served as the Vice President of the American Farm Bureau Federation since 2016, and as a member of its board of directors since 2006. Mr. VanderWal is also a member of the boards of directors of Farm Bureau Property & Casualty (since 2004), Farm Bureau Life (since 2004), Western Ag (since 2006) and FB BanCorp (since 2004), and serves on the executive committee and as treasurer for the U.S. Farmers & Ranchers Alliance (since 2016). He previously served on the American Farm Bureau Federation audit committee for five years, including three years as chairman. He also serves as chair of the Farm Bureau Property & Casualty audit and budget committee. Mr. VanderWal received a bachelor's degree in General Agriculture, with a Plant Science minor, from South Dakota State University in 1985. Mr. VanderWal and his family are members of the First Reformed Church of Volga, South Dakota, where he has served as treasurer since 1986 and is currently serving as an elder on the board of directors. His family farm operation near Volga, South Dakota includes corn, soybeans, custom cattle feeding and custom harvesting. Mr. VanderWal does the overall financial management, accounting, crop management and planning for the farm operation. He has also participated in agricultural trade and marketing trips to Brazil, China, Switzerland, Cuba, Panama and Colombia. We believe Mr. VanderWal's qualifications to sit on our Board of

Directors include his experience as a director of our primary operating subsidiary and managed companies, and his knowledge of the rural marketplace.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how many shares of Class A common stock were beneficially owned, as of February 28, 2017, by each director, nominee for director and named executive officer, individually, and the directors and executive officers (as designated by the Board of Directors) as a group. The percentage of FBL Class A common shares beneficially owned by any director or executive officer does not exceed 1%, and by all directors and executive officers as a group does not exceed 1%.

Name	Shares Beneficially Owned
James P. Brannen	26,199	(a)(b)
Roger K. Brooks	2,849
Jerry L. Chicoine	68,186	(c)
Richard W. Felts	—
Charles T. Happel	752	(a)
Joe D. Heinrich	—
Craig D. Hill	1,000
James A. Holte	—
Paul A. Juffer	—
Paul E. Larson	12,414	(c)
Daniel D. Pitcher	8,653	(a)
Kevin G. Rogers	1,200
Donald J. Seibel	21,036	(a)(b)(d)
D. Scott Stice	—
Scott E. VanderWal	4,000	(e)
All directors and executive officers as a group (18 persons, including those listed above)	150,067

(a)	Includes share units held in the 401(k) Savings Plan equivalent to the following shares: Mr. Brannen, 12,524; Mr. Happel, 752; Mr. Pitcher, 8,653; and Mr. Seibel, 1,587.

(b)
Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan for the following named executive officers: Mr. Brannen, 13,675; and Mr. Seibel, 7,172.

(c)	Includes deferred units in the Director Compensation Plan equivalent to the following shares: Mr. Chicoine, 47,927; and Mr. Larson, 6,061.

(d)	Includes 5,278 shares for which Mr. Seibel shares voting and investment power with his spouse.

(e)	Includes shares subject to options exercisable within 60 days for the following non-management directors: Mr. VanderWal, 2,000.

Set forth below is information as of February 28, 2017 concerning security ownership by each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities.

Name and Address	Class A Common Stock		Class B Common Stock		Series B Preferred Stock
	Shares Beneficially Owned	% of Class	Shares Beneficially Owned	% of Class	Shares Beneficially Owned	% of Class
Iowa Farm Bureau Federation (a) 5400 University Ave. West Des Moines, IA 50266	14,760,303	59.3%	7,619	66.8%	5,000,000	100.0%
Dimensional Fund Advisors LP (b) Building One 6300 Bee Cave Rd. Austin, TX 78746	2,176,339	8.7%	—	—	—	—
Farm Bureau Mutual Holding Company (a)(c) 5400 University Ave. West Des Moines, IA 50266	199,016	0.8%	2,390	20.9%	—	—

(a)
The Class B common stock is convertible into an equal number of shares of Class A common stock at the election of the holder. Shares listed under "Class A common stock - shares beneficially owned" do not include shares deemed to be owned as a result of the shareholder's ownership of Class B common stock.

(b)
Information is as of December 31, 2016 based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission. Dimensional Fund Advisors LP ("Dimensional") has sole voting power with respect to 2,120,989 shares of Class A common stock and sole dispositive power with respect to 2,176,339 shares of Class A common stock. Dimensional has indicated that it has beneficial ownership with respect to the shares as a result of acting as an investment adviser to four investment companies and acting as investment manager to certain other commingled funds, group trusts and separate accounts. Dimensional disclaims beneficial ownership.

(c)	Ownership is through indirect subsidiaries Farm Bureau Property & Casualty and Western Ag.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires certain officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2016 our executive officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS
Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions - Management and Marketing Agreements,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.
The executive officers of the Company, as named by the Board of Directors, are as follows:

Name	Age	Position
James P. Brannen	54	Chief Executive Officer
Donald J. Seibel	53	Chief Financial Officer and Treasurer
Casey C. Decker	42	Chief Information Officer
Nicholas C. Gerhart	41	Chief Administrative Officer
Charles T. Happel	55	Chief Investment Officer
David A. McNeill	62	General Counsel
Daniel D. Pitcher	55	Chief Operating Officer - Property Casualty Companies
D. Scott Stice	48	Chief Marketing Officer
Raymond W. Wasilewski	58	Chief Operating Officer - Life Companies
The following describes the business experience, principal occupation and employment during the last five years of the executive officers:
Biographical information for Mr. Brannen is found above under “Proposal Number One - Election of Class A Directors.”
Donald J. Seibel was named Chief Financial Officer and Treasurer in August 2012. He had been Vice President - Finance and a member of the executive management team since 2007. Mr. Seibel joined FBL in 1996 and became GAAP accounting vice president in 1998 and vice president-accounting in 2002. Prior to joining FBL, Mr. Seibel worked in public accounting at Ernst & Young. Mr. Seibel holds a bachelor's degree in accounting from Iowa State University, is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants, and holds the Fellow Life Office Management Institute (FLMI) certification. Mr. Seibel is also active in civic and industry organizations, currently serving on the board of directors of Greater Des Moines Habitat for Humanity and Variety - The Children's Charity.
Casey C. Decker was named Chief Information Officer in June 2016. He joined FBL in 2004 and progressed through various information technology roles, leading to Business Technology Vice President from February 2012 to July 2014. Beginning in July 2014 until his appointment as Chief Information Officer, Mr. Decker served as Agency Support Vice President, leading the team that provides strategies and solutions to support agents in growing successful and sustainable businesses. Prior to joining FBL, he was the Director of Technology for a not-for-profit organization in Chicago with responsibilities for creating and leading programs that improved information systems capabilities for various social service agencies and public schools. Mr. Decker holds a bachelor's degree from Drake University and a master's degree in Management Information Systems from DePaul University. He serves as a member of the Education Cabinet for United Way of Central Iowa.

Nicholas C. Gerhart joined FBL and was named Chief Administrative Officer in January 2017. In this role, he has responsibility for enterprise strategic planning, government relations, human resources and health services, among other administrative functions. Mr. Gerhart served as the Insurance Commissioner of the State of Iowa from February 2013 until December 2016. From January 2011 to December 2012, he was Vice President Compliance and Regulatory Affairs at Sammons Financial Group, an insurance holding company, and prior to that served in various roles in the legal department of American Equity Investment Life Insurance Company, including as Vice President Compliance Communications and Associate General Counsel. Mr. Gerhart earned his law degree and health law certificate from St. Louis University School of Law and a Masters of Health Administration from St. Louis University School of Public Health. He also earned a B.A. from the University of Northern Iowa. Mr. Gerhart is an active community leader and currently serves as Vice Chair of the Iowa Homeless Youth Centers.
Charles T. Happel, CFA, is Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986 as a consultant for investment products. He became a Securities Analyst in 1989. He was promoted to Senior Portfolio Manager for Tax-preferenced Securities in 1999, managing portfolios of municipal bonds, preferred stock, and in 2000, the EquiTrust Value Growth and EquiTrust Managed portfolios. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa, holds an MBA from Drake University and a number of industry designations, including CFA, CFP, FLMI, ChFC, CLU and CPCU. He is a member of the Iowa Society for Financial Analysts and the Association for Investment Management and Research.
David A. McNeill was named General Counsel in March 2009 and also served as Secretary from March 2009 until May 2013. He joined the Company in 1989 as counsel. Mr. McNeill received a B.A. from Simpson College in 1979 and a J.D. degree, with honors, from Drake Law School in 1985. He is a Chartered Life Underwriter and a member of the Polk County and Iowa Bar Associations, the Missouri Bar, and the Association of Corporate Counsel. Mr. McNeill serves as Secretary of the Kansas Life & Health Insurance Guaranty Association and as Vice Chairman of the Wyoming Life & Health Insurance Guaranty Association.
Daniel D. Pitcher is Chief Operating Officer – Property Casualty Companies. Prior to his current position, he served as vice president, property-casualty companies from 2007 to 2011. Mr. Pitcher joined FBL in 1998 and held various information system roles including as information systems vice president in 2002. Prior to joining FBL, Mr. Pitcher spent 15 years with Nationwide/Allied Insurance in various life and property casualty information systems roles. Mr. Pitcher holds a bachelor’s degree in business administration from Drake University and the FLMI certification.
D. Scott Stice was named Chief Marketing Officer in June 2013. He has overall responsibility for sales, marketing and distribution for the Company’s brand, Farm Bureau Financial Services, and its multiline exclusive agency force. Prior to joining FBL, Mr. Stice was Senior Vice President and head of field strategy and execution at Farmers Insurance from 2011 to 2013, and Senior Vice President Eastern Operations from 2008 to 2011. Mr. Stice began his insurance career with Farmers Insurance as an exclusive agent in 1990, and held various agency, marketing and field operations positions. Mr. Stice earned a bachelor's degree in business management and administration from the University of the Redlands, and an MBA from Pepperdine University. He serves on the board of directors and on the executive committee of Junior Achievement of Central Iowa.
Raymond W. Wasilewski was named Chief Operating Officer – Life Companies in July 2014. Previously he had served as Chief Administrative Officer since May 2013, with responsibility for Information Technology, Human Resources and Agency Services. He joined the management team in 2011 as Vice President, Information Technology. He has been with FBL Financial Group since 1997. Mr. Wasilewski holds a bachelor’s degree in vocational education from Southern Illinois University and a master’s degree in computer information systems from Nova Southeastern University. Before joining FBL Financial Group, he was a consultant, a commercial software designer, a computer science and electronics instructor at Alaska Junior College and served in the U.S. Navy for 17 years in the cryptography field. Mr. Wasilewski serves on the board of managers of the Global Insurance Accelerator.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding compensation during 2016 for the following executive officers of FBL:
James P. Brannen, Chief Executive Officer
Donald J. Seibel, Chief Financial Officer and Treasurer
Charles T. Happel, Chief Investment Officer

Daniel D. Pitcher, Chief Operating Officer - Property Casualty Companies
D. Scott Stice, Chief Marketing Officer
These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers, or “NEOs.”
Overview
Reimbursement of Compensation Expenses by Managed Affiliates
We sell individual life insurance and annuity products through an exclusive distribution channel in the Midwestern and Western sections of the United States. Several subsidiaries support various functional areas of our life insurance companies and other affiliates by providing investment advisory and marketing and distribution services.
In addition, we manage all aspects of two Farm Bureau-affiliated property-casualty companies, Farm Bureau Property & Casualty and Western Ag (together, the "PC Companies"). The financial results of the PC Companies are not included in our consolidated financial results. We are able to earn a management fee from the PC Companies based on our performance against stated goals for our management services. Additionally, we are reimbursed for compensation and other expenses incurred by us in providing services to the PC Companies. While nearly all employees are employed by and compensated by the Company, the compensation expenses of our executive officers and employees are allocated between us and our subsidiaries on the one hand, and the PC Companies on the other hand, based on time and responsibility estimates and studies. For the named executive officers, the PC Companies reimbursed us for the following percentage of their 2016 total compensation expense: Mr. Brannen, 40%; Mr. Seibel, 35%; Mr. Happel, 0%; Mr. Pitcher, 100%; and Mr. Stice, 50%. Although none of Mr. Happel's compensation expense was directly reimbursed to us, the PC Companies pay fees to our subsidiary for investment advice and related services, as further described under "Certain Relationships and Related Party Transactions - Transactions with Farm Bureau Property & Casualty and Affiliates."
Enterprise wide, the PC Companies reimbursed us for approximately 70.8% of our 2016 total salary and payroll tax expenses, 52.3% of our 2016 annual cash incentives and 36.9% of our 2016 long-term incentives and deferred compensation. As a result, the PC Companies are paying their proportionate share of our total salaries, cash incentives and long-term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL's compensation costs, executive compensation costs and costs and uses of short-term and long-term incentive plans.
We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and the PC Companies to do business in their geographic areas. We believe attention to the property-casualty business allows us to do a more effective job of cross-selling life insurance products to property-casualty customers, and our cross-sales are consistently significantly above industry averages. We further emphasize this relationship by including property-casualty-related components in both our annual cash incentive and our long-term incentive programs.
Executive Compensation Philosophy and Goals
The Management Development and Compensation Committee periodically reviews the executive compensation program in light of trends in practice, regulatory guidance, internal developments and other considerations as appropriate. The programs reflect the key compensation principles at FBL as stated below.
We expect that the FBL compensation program will help us attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long-term goals and operating plans and align officers' and employees' interests with shareholders, all in an effort to increase shareholder value. With respect to our executive officers, we intend that our executive compensation program will effectively and appropriately compensate them and will guide their activities in response to targeted incentives we provide, both over the short and long terms. We measure the appropriateness of the compensation package by comparing it to payments made by other companies in the insurance and financial services industries. Our target is to have overall executive compensation at approximately the blended average of the median of survey data and compensation for peer group companies for comparable positions and performance.
We used a variety of compensation elements to reach these goals in 2016. These include base salary, annual cash performance-based incentives, long-term incentive awards measured by our stock price and by the financial performance of Farm Bureau Property & Casualty, retirement benefits, general employee benefits, executive benefits and limited perquisites. These elements are reviewed periodically and adjusted as appropriate.
We strive to develop simple and effective programs that reflect the value of our Company. Transparency and integrity in the design, administration and communication of our program are key objectives.
Management Development and Compensation Committee and Supporting Resources
The Management Development and Compensation Committee is in charge of all aspects of executive compensation. See “Further Information Concerning the Board of Directors” for additional information regarding the Management

Development and Compensation Committee. Our Chief Executive Officer and Chief Financial Officer typically attend meetings of the Management Development and Compensation Committee.
The Management Development and Compensation Committee has retained FW Cook as its compensation consultant, and has determined there are no relationships between the consultant and the Company or its affiliates that compromise the consultant's independence. The consultant is exclusively accountable to the Management Development and Compensation Committee. On occasion, certain executive officers may provide information regarding the compensation and benefit programs and business context to the consultant and review drafts of the consultant's reports, where not concerning executive officer compensation, for accuracy with respect to Company information. The Company from time to time has also utilized the services of the Hay Group in reviewing its employment and compensation arrangements, including executive compensation.
At our 2016 annual meeting of shareholders, our shareholders cast an advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement for that meeting. The proposal received the affirmative vote of more than 99% of the shares voted on that proposal, excluding abstentions and broker non-votes. The Management Development and Compensation Committee believes that this vote demonstrates shareholders' support for the Company's executive compensation practices.
Changes to Executive Compensation in 2016
A change was made to the executive compensation program effective for 2016 to better reflect, as discussed above, that the Company manages all aspects of the PC Companies. While goals related to our annual cash incentives under the Management Performance Plan have been weighted so that half of the weighting is attributable to property-casualty insurance-related goals and half is attributable to life insurance-related goals, our long-term incentive ("LTI") compensation program has not historically included a property-casualty component. Instead, our LTI program has recently consisted only of grants of cash-settled restricted stock units tied to our stock price under the Cash-Based Restricted Stock Unit Plan (the "Stock Unit Plan").
To address this matter, the Company adopted a Cash-Based Restricted Surplus Unit Plan (the "Surplus Unit Plan") tied to the performance of the PC Companies as a component of the Company’s LTI compensation program. Beginning in 2016, the Company began utilizing the Surplus Unit Plan as a component of its LTI compensation program in tandem with the Stock Unit Plan. Rather than LTI awards being made exclusively under the Stock Unit Plan as in recent years, approximately 50% of 2016 LTI awards were made pursuant to the Surplus Unit Plan and approximately 50% were made pursuant to the Stock Unit Plan. Further information on LTI awards made to our NEOs in 2016 is included below under "How we determine amounts under each element of compensation - Long-Term Incentives."
Compensation Program for Named Executive Officers
What our compensation program is designed to reward
To create shareholder value, we want to reward our NEOs when they deliver the performance that our shareholders seek. We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area because of the significant number of home offices of insurers located there. Annual cash incentives keyed to short-term objectives provide a second step in appropriate compensation. The performance targets used to determine annual cash incentives emphasize earnings, growth and efficiency. The targets act as drivers of Company improvement and are proxies for Company performance and profitability. The Management Development and Compensation Committee believes achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests. Finally, achievement of long-term objectives are enhanced by the use of LTI compensation awards. Our cash-settled restricted stock units have a value measured by our stock price in order to provide alignment with shareholders. Our cash-settled restricted surplus units have a value measured by the average annual percentage change in surplus of Farm Bureau Property & Casualty, a property-casualty insurer managed by the Company, for the three calendar years preceding the first vesting date following the grant date. Both the cash-settled restricted stock units and the cash-settled restricted surplus units vest and are settled in cash annually over a five-year period, which is intended to enhance the ability to retain executives and provide a longer-term planning horizon.
The combination of compensation elements used is meant to provide, for each element and in total, compensation that is market competitive, enabling us to attract and retain the caliber of executive leadership we need to be successful. Because comparative compensation information is just one of many factors considered in setting executive compensation, the Management Development and Compensation Committee has discretion in determining the nature and extent of its use. The Committee reviews market information from two sources: the Hay Group database and proxy statements of peer group companies. The peer group, as approved by the committee and adjusted to reflect any mergers and acquisitions, consisted of nine companies for 2016, as shown below. The group includes only companies where executive compensation information is publicly available. The companies are selected based on geography, industry focus and comparable size.

•	American Equity Investment Life Holding Company	•	Primerica, Inc.
•	EMC Insurance Group, Inc.	•	RLI Corp.
•	Horace Mann Educators Corporation	•	State Auto Financial Corporation
•	Kemper Corporation	•	United Fire Group, Inc.
•	National Western Life Insurance Company
Why we pay each element of compensation
Our compensation decisions typically start from an understanding of the competitive marketplace for insurance executive talent, together with our review of Company goals and objectives and our review of tally sheets listing the present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives, long-term incentives, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance-based incentive elements, both annual cash and long-term, encourage executives to realize Company short-term and long-term goals.
The purpose of each element of compensation for 2016 is shown in the following table.

Category	Reward Element	Purpose
Base pay	Salary	Base compensation, a competitive requirement
Annual incentive	Management Performance Plan	Cash incentive for annual operating performance
Long-term incentives	Performance and service-based cash-settled restricted stock units	Retention for share price appreciation, sustained financial performance and alignment with shareholder interests
	Performance and service-based cash-settled restricted surplus units	Retention for increase in surplus of managed property-casualty insurer, sustained financial performance and alignment with PC Companies
Benefits	Various (see "Benefits" below)	Participant health, welfare and savings
Perquisites	Financial and tax planning, executive physical exams and company car	Services and facilities provided to executives where beneficial to the Company
Retirement benefits	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership if desired
	Defined benefit pension plan (frozen to new entrants after 2012)	Assure income continuation in retirement consistent with benefits available to other salaried employees
Termination arrangements	Severance and change in control policy	Encourage continued service of executives despite risk of termination due to change in control
How we determine amounts under each element of compensation
─    The Role of Executive Officers in the Compensation Process
The Company's executive officers make compensation assumptions every year in the process of preparing budgets for the following year. Our Chief Executive Officer and Chief Financial Officer make specific recommendations to the Management Development and Compensation Committee on Company compensation, including compensation for the other NEOs, covering salary, annual cash incentives and long-term incentives. Other elements of compensation are reviewed periodically. The Management Development and Compensation Committee makes its own determination of the Chief Executive Officer's compensation that includes a review of performance evaluations from each member of the Board, with the assistance of the compensation consultant, the Lead Director and the Chairman. When recommending pay adjustments, the Chief Executive Officer considers internal pay equity among the executive officers and with other employees, subject to the review of the Management Development and Compensation Committee.
─    Base Salaries
In addition to the Chief Executive Officer's recommendations, the Management Development and Compensation Committee periodically requests input on executive compensation ranges from its compensation consultant. To determine a specific salary within the range of recommendations, the Management Development and Compensation Committee considers management input regarding the executive officer's length of service in the position, experience, skills in handling short-range and long-range operational and strategic issues and completion of annual goals. The performance of the Chief Executive

Officer is reviewed annually by the Management Development and Compensation Committee. Annual reviews of the other NEOs are performed by the Chief Executive Officer and reviewed with the Management Development and Compensation Committee.
─    Annual Cash Incentives
The Management Development and Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company's operational and financial results. Multiple business goals are established annually under our Management Performance Plan, weighted among earnings, growth and efficiency goals, including goals related to the PC Companies. Although difficult to maximize all annual goals due to their counterbalance (that is, achieving an efficiency goal might make it more difficult to achieve a growth goal, and vice versa), the goals are designed to align with factors that allow for the overall success of the Company on both a short-term and long-term basis consistent with sound risk management. The Management Development and Compensation Committee retains discretion to adjust goals applicable to all awards when there is adequate reason to do so. For example, unexpected events could make a goal impossible to meet despite the best efforts of management and employees, or could make a goal too easy to meet.
Certain triggers must be met before payments are made under the Management Performance Plan. In 2016, the triggers for the property-casualty insurance-related goals required that the aggregate statutory surplus of our two managed property-casualty companies increase or the risk based capital ratio increase. For the life insurance-related goals, the triggers required an increase in statutory surplus, adjusted for dividends to shareholders, capital contributions and changes in the asset valuation reserve (total adjusted capital), or an increase in the risk based capital ratio. The triggers were satisfied in 2016.
Additionally, our Chief Executive Officer has the ability under the Management Performance Plan, subject to the approval of the Management Development and Compensation Committee, to increase or decrease payments to other executive officers by an amount up to 25% of each individual's attained cash incentive for the year, so long as cumulative payments to all executive officers do not increase or decrease the total payment to all executive officers by more than 5%. No discretionary awards were made for 2016.
The goals under the Management Performance Plan have been grouped and weighted to emphasize their relative importance. Earnings goals are 50% of the total, followed by growth at 30% and efficiency at 20%. Within each of these categories, half of the weighting is attributable to property-casualty insurance-related goals and half is attributable to life insurance-related goals.
2016 Management Performance Plan Goals

Goal	Threshold	Target	Cap	Weighting
EARNINGS
FBL Operating Earnings Per Share	$3.86	$4.06	$4.47	25%
P&C Combined Ratio	101.0%	95.7%	93.7%	25%
GROWTH
FB Life Production Credit	$47,873,521	$48,830,991	$49,788,462	15%
P&C Membership Accounts	361,202	367,117	370,593	10%
P&C Non-Crop Insurance Premiums	$1,336,896,060	$1,356,649,000	$1,376,394,968	5%
EFFICIENCY
FBL Expenses	$98,283,470	$96,317,801	$92,386,462	10%
P&C Company Expenses	$219,587,644	$215,195,891	$206,412,385	10%
Payments Pursuant to Management Performance Plan
The range of potential payments as a percentage of base salary under the Management Performance Plan for each of our NEOs for 2016 is shown in the following table. The target percentage represents the amount available if a goal is met at a 100% level. Unless a threshold level is reached with respect to a goal, no attainment is achieved, and therefore no payment is realized by our NEOs for that goal. At the threshold level, payment related to a goal equals 50% of the target level. Payments rise proportionally for each goal up to 150% of the target level if the maximum level is reached and are capped to avoid encouraging excessive short-term risk-taking. Actual payments for 2016 as a percentage of salary and as award amounts are shown below for each NEO.

2016 Management Performance Plan Opportunities and Awards

	Threshold % of Salary	Target % of Salary	Maximum % of Salary	2016 Actual % of Salary
Name					Award Amount
James P. Brannen	32.5%	65.0%	97.5%	62.9%	$462,271
Donald J. Seibel	27.5%	55.0%	82.5%	53.2%	$199,639
Charles T. Happel	27.5%	55.0%	82.5%	53.2%	$195,648
Daniel D. Pitcher	27.5%	55.0%	82.5%	53.2%	$214,451
D. Scott Stice	27.5%	55.0%	82.5%	53.2%	$205,472
─    Long-Term Incentives
The Management Development and Compensation Committee bases LTI awards on the position and salary of participants, so that the size of the award increases with the level of the position. For the NEOs in 2016, the Management Development and Compensation Committee assigned LTI levels as a percentage of base salary as follows: Mr. Brannen, 80%; Mr. Seibel, 65%; Mr. Happel, 65%; Mr. Pitcher, 65%; and Mr. Stice, 65%. In 2016, approximately 50% of our LTI awards to NEOs were made pursuant to the Stock Unit Plan and approximately 50% were made pursuant to the Surplus Unit Plan.
Awards Under the Stock Unit Plan
Awards made under the Stock Unit Plan to our NEOs in 2016 consisted of grants of performance and service-based cash-settled restricted stock units. The Management Development and Compensation Committee believes that LTI grants tied to equity values are an effective and important tool in tying the goals and interests of our NEOs more closely to the goals and interests of shareholders. Currently the Management Development and Compensation Committee utilizes only cash-settled, rather than stock-settled, units in order to reduce shareholder dilution.
The restricted stock units awarded to NEOs in 2016 vest over five years, with 20% vesting on each anniversary of the grant and paid as soon as practical thereafter, thus encouraging retention and a long-term focus. The payment amount equals the market value on the date of vesting of a corresponding number of shares of our Class A common stock, plus dividend equivalents accrued between the grant date and the vest date at the same rate as dividends on shares of our Class A common stock. Since the size of the award depends upon the market value of our common stock, the Management Development and Compensation Committee believes participants will remain incentivized to take actions to improve the Company's stock price.
The restricted stock unit grants to our NEOs in 2016 were also subject to performance terms, in addition to the five-year vesting schedule described above. The Management Development and Compensation Committee believes that these performance terms encourage our NEOs to lead the Company to achieve certain goals. In 2016, the restricted stock unit grants to our NEOs were subject to the Company achieving 2016 operating earnings per share of not less than $2.23, which was achieved.
See the 2016 Grants of Plan-Based Awards table under the columns "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards" for the number of restricted stock units granted and date of grant value, respectively, for each of our NEOs in 2016.
Awards Under the Surplus Unit Plan
Awards made under the Surplus Unit Plan to our NEOs in 2016 consisted of grants of performance and service-based cash-settled restricted surplus units. The Management Development and Compensation Committee believes that LTI grants tied to the results of Farm Bureau Property & Casualty, a property-casualty insurer managed by the Company, are an effective and important tool in tying the goals and interests of our NEOs more closely to the goals and interests of our managed affiliates. This relationship is described in greater detail above, under "Overview - Reimbursement of Compensation Expenses by Managed Affiliates."
Like the restricted stock units awarded under the Stock Unit Plan, the restricted surplus units granted to NEOs in 2016 are performance and service-based, cash-settled, and vest over five years, with 20% vesting on each anniversary of the grant and paid as soon as practical thereafter, thus encouraging retention and a long-term focus. As administered in 2016, the notional value of each restricted surplus unit granted was $100, and increases or decreases based on the average annual percentage change in surplus of Farm Bureau Property & Casualty for the three calendar years preceding the first vesting date following the grant date. Since the size of the award depends upon the results of Farm Bureau Property & Casualty, the Management Development and Compensation Committee believes participants will remain incentivized to take actions in the best long-term interest of our managed affiliate.
The restricted surplus unit grants to our NEOs in 2016 were also subject to performance terms, in addition to the five-year vesting schedule described above. The grants to our NEOs were subject to the PC Companies achieving fire and casualty direct written premium, excluding multi-peril crop and crop hail, of not less than $1,017,486,750 in 2016, which was achieved.

See the 2016 Grants of Plan-Based Awards table under the columns for "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" for the number of restricted surplus units granted and the notional value of such units on the date of grant, respectively, for each of our NEOs in 2016.
─    Benefits
FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. Executive officers also participate in an executive disability policy with benefits up to 75% of salary.
We previously maintained an executive universal life insurance plan that was frozen because it was not common among our peers. Two of our NEOs, Mr. Brannen and Mr. Seibel, continue to receive benefits under this plan because they were executives at the time the plan was frozen. See the 2016 All Other Compensation table below for further detail.
─    Perquisites
The Company provides executive officers with the use of company-leased vehicles. The Company also makes available to executive officers limited reimbursement for financial planning services and tax return assistance, along with a program of annual executive physicals.
─    Retirement and Termination Benefits
Our defined retirement benefit plan was frozen to new entrants at the end of 2012 to reduce our risk in regard to substantial fluctuations in our liabilities and expense while still providing our executives and employees with competitive retirement opportunities. Employees who had not attained certain age and service requirements by that date no longer accrue additional years of service in the plan. An increased 401(k) benefit was provided to new employees and to those who did not meet the age and service requirements. See the further description of the Company's retirement plans under “Pension Benefits” below.
─    Change in Control and Severance Arrangements
The Board has adopted a change in control plan, but has not made any executive officers subject to it. However, the Board has determined that our NEOs and certain other officers, as long as they are not subject to the change in control plan, are subject to a revised severance plan which will pay from six months to twelve months of base salary to such officers upon a change of control where the executive is terminated involuntarily without cause.
Additionally, the Company has entered into a retention agreement with the Chief Executive Officer. The retention agreement provides that if Mr. Brannen's employment is terminated prior to age 55, except for termination resulting from his resignation, death, retirement or discharge for cause, the Company will pay Mr. Brannen an amount equal to the difference between $3.5 million and his accrued retirement benefit under the Company's Retirement Plan and Supplemental Retirement Plan, calculated as of the date of the separation from employment. Because Mr. Brannen has not yet achieved the 55-year age requirement for early retirement under the Company's Retirement Plan and Supplemental Retirement Plan, the retention agreement is intended to provide Mr. Brannen assurance that he will obtain full early retirement benefits in the event of a not-for-cause termination prior to age 55. No amount would have been payable to Mr. Brannen under the agreement in the event of a not-for-cause termination at December 31, 2016 because his accrued retirement benefit exceeded the threshold amount as of that date. Mr. Brannen will reach age 55 in 2017.
Additional Information Regarding Executive Compensation
Other policies and items important to a shareholder's understanding of the Company's overall executive compensation program include the following.
Timing of Grants of Incentive Awards
The Management Development and Compensation Committee expects to pay the annual short-term cash incentive in the month of February each year and expects to make LTI grants of cash-settled restricted stock units and cash-settled restricted surplus units in the month of February or March each year. The Company does not time its grants in coordination with the release of material non-public information.
Stock Ownership Guidelines
    The Management Development and Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. Accordingly, executive officers are expected to establish ownership positions that are of significant value as a multiple of their annual salary. Ownership for this purpose includes shares owned outright, in retirement and deferred compensation plans and outstanding grants of cash-settled restricted stock units.

To encourage ownership, the Management Development and Compensation Committee has established Stock Ownership Guidelines that require the Chief Executive Officer to own FBL common stock worth three times annual base salary within five years of his or her start or promotion date. Other executive officers are required to own FBL common stock worth two times annual base salary within five years of their start or promotion dates. All executive officers have met or are on schedule to meet the ownership requirements on a timely basis. Other officers of the Company, other than executive officers, are encouraged to own FBL common stock during their tenure commensurate with their income and net worth.
Clawback Policy
To further align management's interests with the interest of shareholders and support good governance practices, the Management Development and Compensation Committee has adopted a clawback policy applicable to performance-based incentive awards to executive officers. In the event the Company or Farm Bureau Property & Casualty is required to prepare an accounting restatement due to errors, omissions or fraud, the Management Development and Compensation Committee may, in its sole discretion, direct the Company to recover from each of the executive officers the excess value received from any incentive award over the value actually earned based on the restated performance, regardless of the executive officer's lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee involved in the misconduct causing the restatement. The Management Development and Compensation Committee is aware that the Dodd-Frank Act calls for clawback policies with somewhat different terms and has reviewed the SEC's proposed rule regarding the clawback provisions, and will review the clawback policy upon the SEC's adoption of final clawback rules.
Anti-Hedging and Anti-Pledging Policy
Our policies do not permit our directors or executive officers, including our NEOs, to "hedge" their ownership by (i) selling FBL securities short, (ii) trading puts, calls or other derivatives on FBL securities, (iii) holding FBL securities in a margin account or pledging such securities as collateral for a loan, or (iv) entering into hedging, monetization or similar arrangements with respect to FBL securities.
Tax and Regulatory Matters
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of compensation paid to each NEO (other than the Chief Financial Officer) to $1,000,000 per taxable year, subject to exceptions for performance-based pay, among other items. All compensation paid to our NEOs in 2016 is expected to be deductible because we do not believe we have exceeded the Section 162(m) limits. We generally take performance-based pay exceptions into account in structuring executive compensation. We have most recently in 2016 received shareholder approval of the material terms of the performance goals under our Management Performance Plan, Stock Unit Plan and Surplus Unit Plan in order to allow certain compensation awarded under these plans to qualify as performance-based compensation for purposes of Section 162(m).

COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Roger K. Brooks, Chair
Jerry L. Chicoine
Kevin G. Rogers
Scott E. VanderWal

SUMMARY COMPENSATION TABLE
The following table provides information regarding the total compensation of each of the NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.

Name & Position	Year	Salary ___($)___	Bonus(a) ___($)___	Stock Awards(b) ___($)___	Non-Equity Incentive Plan Compensation(c) ____($)____	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(d) ____($)____	All Other Compensation (e) ___($)___	Total ___($)___
James P. Brannen	2016	735,000	—	293,976	756,271	844,434	56,813	2,686,494
Chief Executive Officer	2015	700,000	—	559,999	537,306	545,943	53,560	2,396,808
	2014	625,000	—	499,988	417,675	540,012	51,294	2,133,969

Donald J. Seibel	2016	375,134	—	121,947	321,539	257,973	60,999	1,137,592
Chief Financial Officer	2015	360,706	—	234,437	253,798	176,719	55,977	1,081,637
	2014	350,200	—	227,647	214,529	278,087	68,426	1,138,889

Charles T. Happel	2016	367,636	—	119,473	315,148	392,510	42,269	1,237,036
Chief Investment Officer	2015	353,496	—	229,793	248,725	281,621	40,975	1,154,610
	2014	343,200	—	223,088	231,307	300,497	49,524	1,147,616

Daniel D. Pitcher	2016	402,967	—	130,938	345,451	351,644	40,813	1,271,813
Chief Operating Officer - P/C	2015	383,778	40,505	249,468	270,032	290,579	50,443	1,284,805
	2014	372,600	—	242,171	228,251	355,160	44,947	1,243,129

D. Scott Stice	2016	386,095	—	125,507	330,972	—	110,923	953,497
Chief Marketing Officer	2015	367,710	38,809	239,030	258,726	—	73,166	977,441
	2014	357,000	—	232,050	262,481	—	62,830	914,361

(a)
Consists of discretionary awards under the Management Performance Plan, which are paid between February 1 and March 15 of the year following performance. See the discussion of discretionary awards under "Compensation Analysis and Discussion - Annual Cash Incentives” for further detail.

(b)
For 2016, the amounts in this column are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. The 2016 awards were in the form of performance-based cash-settled restricted stock units which vest ratably over a five-year period. The value equals the date of grant market value of an equal number of common shares. When paid, the actual amount will depend upon the market value of the corresponding shares. The maximum 2016 award value as of the date of grant, if paid, would be the amount indicated. For assumptions used in determining values, see footnote 8 to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2016. Also see "Compensation Analysis and Discussion - Long-Term Incentives - Awards Under the Stock Unit Plan” for further detail regarding the restricted stock units.

(c)
For 2016, consists of non-discretionary awards under the Management Performance Plan, which are paid between February 1 and March 15 of the year following performance, and awards of performance-based cash-settled restricted surplus units which vest ratably over a five-year period. See "Compensation Analysis and Discussion - Annual Cash Incentives” and "Compensation Analysis and Discussion - Long-Term Incentives - Awards Under the Surplus Unit Plan,” respectively, for further detail. For 2016, the amounts in this column are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. The value of the restricted surplus units equals the notional value on the date of grant. When paid, the actual amount will depend upon the results of Farm Bureau Property & Casualty.

(d)
Represents actuarial increases in the present value of the benefits to the NEOs under the Company's pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested.

(e)	All other compensation for 2016 includes the following:

2016 ALL OTHER COMPENSATION
	Life Insurance Executive UL(a)	Life Insurance Term(a)	Registrant Contribution to Defined Contribution Plans	Perquisites and Other Personal Benefits(b)	Medical, Dental & LTD Insurance	Vacation Paid or Sold	Auto Allowance	Total
Name	___($)___	___($)___	____($)____	____($)___	___($)___	___($)___	___($)___	___($)___
James P. Brannen	9,776	6,798	7,950	3,865	14,836	—	13,588	56,813
Donald J. Seibel	6,012	2,352	7,950	3,873	19,843	11,708	9,261	60,999
Charles T. Happel	—	2,454	7,950	3,000	17,530	—	11,335	42,269
Daniel D. Pitcher	—	5,335	7,950	—	12,032	1,476	14,020	40,813
D. Scott Stice	—	2,881	58,293	280	20,542	14,056	14,871	110,923

(a)
NEOs received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total insurance benefit to two times salary and annual cash incentive.

(b)	Perquisites and other personal benefits include retirement and tax planning, tickets, executive physicals and taxable guest travel.

2016 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)(b)				Estimated Future Payouts Under Equity Incentive Plan Awards(c)			Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Date of Board Action	Units (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James P. Brannen	N/A	N/A	—	238,875	477,750	716,625	—	—	—	—
	2/1/2016	11/18/2015	—	—	—	—	—	4,872	—	293,976
	2/1/2016	11/18/2015	2,940	—	294,000	—	—	—	—	—
Donald J. Seibel	N/A	N/A	—	103,162	206,324	309,486	—	—	—	—
	2/1/2016	11/18/2015	—	—	—	—	—	2,021	—	121,947
	2/1/2016	11/18/2015	1,219	—	121,900	—	—	—	—	—
Charles T. Happel	N/A	N/A	—	101,100	202,200	303,300	—	—	—	—
	2/1/2016	11/18/2015	—	—	—	—	—	1,980	—	119,473
	2/1/2016	11/18/2015	1,195	—	119,500	—	—	—	—	—
Daniel D. Pitcher	N/A	N/A	—	110,816	221,632	332,448	—	—	—	—
	2/1/2016	11/18/2015	—	—	—	—	—	2,170	—	130,938
	2/1/2016	11/18/2015	1,310	—	131,000	—	—	—	—	—
D. Scott Stice	N/A	N/A	—	106,176	212,352	318,528	—	—	—	—
	2/1/2016	11/18/2015	—	—	—	—	—	2,080	—	125,507
	2/1/2016	11/18/2015	1,255	—	125,500	—	—	—	—	—

(a)
For each of our NEOs, the first row indicates awards under the Management Performance Plan. Threshold payments for this plan represent the total amount payable if each performance goal's minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See "Compensation Analysis and Discussion - Annual Cash Incentives” for further detail.

(b)
For each of our NEOs, the third row indicates awards under the Cash-Based Restricted Surplus Unit Plan. The target amount represents the notional value of the restricted surplus units awarded. For information regarding service and performance requirements applicable to these awards, see the discussion of our Long-Term Incentives in the Compensation Discussion and Analysis section.

(c)
Awards are made under the Cash-Based Restricted Stock Unit Plan. The value of the restricted stock units awarded under this plan are determined by reference to the market value of the same number of shares of our Class A common stock. For information regarding service and performance requirements applicable to these awards, see the discussion of our Long-Term Incentives in the Compensation Discussion and Analysis section.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2016. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Notes 1 and 8 to the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))	(4) Total of Securities in Columns (1) and (3)

Equity compensation plans approved by shareholders:
Stock compensation plans (a)	45,395	$27.35	—	45,395
Director's deferred compensation plan	57,876		110,864	168,740
Executive deferred compensation plan	63,909		99,933	163,842
Total	167,180		210,797	377,977
Equity compensation plans not approved by shareholders:
Employer match deferred compensation plan	3,168	$—	—	3,168

(a)	The Stock Compensation Plan also permits the grant of restricted stock and other forms of equity, without limiting the number of shares which may be subject to any one kind of grant.

OUTSTANDING EQUITY AWARDS AT YEAR END 2016

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (a) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (b) $
James P. Brannen	28,122	2,197,734
Donald J. Seibel	12,418	970,467
Charles T. Happel	12,205	953,821
Daniel D. Pitcher	12,640	987,816
D. Scott Stice	9,349	730,624

(a)
These awards are cash-settled restricted stock units that vest and are paid ratably over five years of service. Assuming that each of the NEOs continues to be employed by the Company and satisfies any applicable performance goals, restricted stock unit vesting dates are as follows:

	Date
Name	2/1/2017	2/1/2018	2/1/2019	2/1/2020	2/1/2021
James P. Brannen	10,181	8,136	5,709	3,121	975
Donald J. Seibel	4,482	3,746	2,482	1,303	405
Charles T. Happel	4,441	3,659	2,432	1,277	396
Daniel D. Pitcher	4,187	3,984	2,645	1,390	434
D. Scott Stice	2,533	2,534	2,534	1,332	416

(b)	Calculated based on the closing market price of the Company's Class A common stock on December 31, 2016.

OPTION EXERCISES AND STOCK VESTED IN 2016

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(a)
Name	(#)	($)
James P. Brannen	9,206	610,603
Donald J. Seibel	4,077	270,471
Charles T. Happel	4,046	268,510
Daniel D. Pitcher	3,750	247,651
D. Scott Stice	2,117	137,042

(a)
The dollar amounts shown are determined by multiplying the number of restricted stock units vested by the closing price of the Company’s Class A common stock on the vesting date and any dividend equivalents attributable to such restricted stock units. The restricted stock units are settled in cash.

PENSION BENEFITS

		Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Name	Plan Name
James P. Brannen	Qualified Retirement Plan	25	1,012,195
	Supplemental Retirement Plan	25	3,444,895
Donald J. Seibel	Qualified Retirement Plan	20	778,944
	Supplemental Retirement Plan	20	1,027,936
Charles T. Happel	Qualified Retirement Plan	30	1,330,197
	Supplemental Retirement Plan	30	1,674,783
Daniel D. Pitcher	Qualified Retirement Plan	18	724,534
	Supplemental Retirement Plan	18	1,126,059
D. Scott Stice	N/A	—	—
The table above utilizes interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 8, Retirement and Compensation Plans, to the Company's audited consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2016.
Employees who had attained age 21, had one year of service and were employed prior to January 1, 2013 are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the "plan"). The two plans operate in tandem to provide benefits to participants. The FBL Financial Group Retirement Plan is a qualified plan under Section 401(a) of the Internal Revenue Code and the FBL Financial Group Supplemental Retirement Plan is a non-qualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $265,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan was frozen to new entrants at the end of 2012, and employees who had not attained 40 years of age and 10 years of service by that date no longer accrue additional years of service in the plan.
The plan is a defined benefit plan which provides monthly income, or an elective lump sum option, to retirees who have at least 10 years or service and have attained age 55, or have five years of service and have attained age 65. The amount provided is a percentage of the high 36 consecutive-month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008 are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.
The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.
Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

2016 NON-QUALIFIED DEFERRED COMPENSATION
The Company sponsors a Non-Qualified Excess 401(k) Plan (the "Excess Plan"), which replaced the Company's Employer Match Deferred Compensation Plan ("MDCP") and Executive Salary and Bonus Deferred Compensation Plan ("SBDCP") effective January 1, 2014. All future non-qualified deferred compensation contributions are expected to be made under the Excess Plan. The Excess Plan provides the opportunity to make deferrals of salary and the annual cash incentive. Those employees who continue to accrue years of service in the FBL Financial Group Retirement Plan, discussed above under "Pension Benefits," are not eligible to receive company contributions to the Excess Plan. Employees not accruing service under the FBL Financial Group Retirement Plan receive matching contributions from the Company in an amount equal to 100% of the first 4% of compensation deferred, plus 50% of the next 2% of compensation deferred, after also taking into account deferrals and company matching contributions received in the 401(k) plan, and are also eligible for discretionary contributions from the Company based on age and years of service. Matching contributions vest immediately, while discretionary contributions vest after three years of service. Earnings are based on various investment funds available. Distributions may begin upon a separation from service, while still employed or upon a change in control. Participating employees may receive distributions in a lump sum or in up to 10 annual installments.
Contributions to the MDCP ceased as of December 31, 2013. All contributions to the MDCP were made by the Company; there were no employee contributions to the plan. MDCP earnings are based on a Farm Bureau Life fixed income annuity or on units representing the Company's Class A common stock. Contributions of amounts based on the investment fund are distributed in cash. Contributions of amounts based on FBL stock are distributed in shares of common stock for contributions prior to 2012, and in cash for contributions thereafter. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code Section 409A, or if approved, for an unforeseen financial hardship.
Contributions to the SBDCP also ceased as of December 31, 2013. The SBDCP consisted of the deferral of a portion of salary and annual cash incentive. Earnings are based on units representing the Company's Class A common stock. Distributions are made in shares of common stock for deferrals prior to 2012, and in cash for deferrals thereafter. Participating employees could elect to receive distributions in a lump sum or in five or ten annual installments, and to choose to receive distributions upon termination or another specified future date.
The following table provides information regarding contributions and earnings under our non-qualified deferred compensations plans in 2016 for each NEO, as well as each NEO's aggregate balance in such plans on December 31, 2016.

		Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Name	Plan	($)	($)	($)	($)
James P. Brannen	Employer Match Deferred Compensation Plan	─	—	45,963	198,901
	Executive Salary and Bonus Deferred Compensation Plan	—	—	285,556	1,235,724
	NQ Excess 401(k)	107,461	—	17,256	207,114
Donald J. Seibel	Employer Match Deferred Compensation Plan	─	—	159	5,468
	Executive Salary and Bonus Deferred Compensation Plan	─	—	157,240	680,443
	NQ Excess 401(k)	201,926	—	52,580	503,874
Charles T. Happel	NQ Excess 401(k)	68,127	—	163	322,016
Daniel D. Pitcher	N/A	─	—	─	─
D. Scott Stice	NQ Excess 401(k)	168,072	33,780	34,394	378,432

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The text and table below reflect the amounts payable to each of the NEOs in the event of termination of employment at December 31, 2016 under various scenarios. The value of equity awards was calculated using the Company's year-end closing stock price of its Class A common stock, $78.15 per share.
Regardless of the manner in which an NEO's employment terminates, he or she is entitled to receive certain amounts earned during the term of employment. Such amounts would include: (i) base salary to the termination date, (ii) accrued and vested retirement plan amounts and (iii) vested amounts under the Company's non-qualified deferred compensation plans, as discussed above under "2016 Non-Qualified Deferred Compensation."
The Company's revised severance plan for the NEOs and its retention agreement with Mr. Brannen are discussed in the Compensation Discussion and Analysis section under "Change in Control Arrangements." The retention agreement with Mr. Brannen is not reflected in the table below because his accrued retirement benefit at December 31, 2016 exceeded the threshold amount set forth in the agreement, and therefore no amount was payable as of that date.
The following table indicates the amounts potentially payable to each of the NEOs at December 31, 2016 in the event of an involuntary termination not for cause, whether following a change in control or otherwise. Except as discussed above, no amounts are payable to the NEOs at December 31, 2016 in the event of a voluntary termination or a termination for cause.

Name	Termination Scenario	Severance ($)	Total ($)
James P. Brannen	Involuntary Termination Not for Cause	735,000	735,000
Donald J. Seibel	Involuntary Termination Not for Cause	375,134	375,134
Charles T. Happel	Involuntary Termination Not for Cause	367,636	367,636
Daniel D. Pitcher	Involuntary Termination Not for Cause	302,225	302,225
D. Scott Stice	Involuntary Termination Not for Cause	193,048	193,048
Payments Upon Retirement
In the event of retirement, an NEO would be entitled to receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan, as discussed above under "Pension Benefits." The NEO would also receive a prorated annual cash incentive based upon completed service. Since the plan year for the Company's annual cash incentive ends on December 31, an NEO who retired on December 31, 2016 would have received the full amount reflected under the "Award Amount" column of the table titled "2016 Management Performance Plan Opportunities and Awards" in the Compensation Discussion and Analysis section. Unvested restricted stock units and unvested restricted surplus units are forfeited at retirement.
Retiring NEOs who still participate in our frozen executive universal life insurance plan, as discussed in the Compensation Discussion and Analysis section under "Benefits," also receive a lump sum payment sufficient for the policy to be paid up at its December 31, 2006 value at age 65, to endow at age 95. Our NEOs that participate in the executive universal life insurance plan have not yet met the requirements for retirement.
Payments Upon Death or Disability
In the event of an NEO's death or disability, the NEO or his beneficiary would receive a prorated annual cash incentive based upon completed service as discussed above under "Payments Upon Retirement." Additionally, unvested restricted stock units and unvested restricted surplus units are prorated based on the number of months from the grant date to termination by reason of death or disability as compared to the number of months from the grant date to the vesting date for each 20% portion of the restricted stock units and restricted surplus units. As of December 31, 2016, the amounts payable for unvested restricted stock units to each of the NEOs in the event of death or disability would have been as follows: Mr. Brannen, $729,374; Mr. Seibel, $321,118; Mr. Happel, $318,227; Mr. Pitcher, $299,940; and Mr. Stice, $181,464. As of December 31, 2016, the amounts payable for unvested restricted surplus units to each of the NEOs in the event of death or disability would have been as follows: Mr. Brannen, $61,554; Mr. Seibel, $25,467; Mr. Happel, $25,124; Mr. Pitcher, $27,408; and Mr. Stice, $26,266. The NEOs would also receive the amounts accrued and vested under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan in the event of death or disability, as discussed above under "Pension Benefits."
Each of the NEOs is insured under the Company's group term life insurance and Mr. Brannen and Mr. Seibel are insured under the frozen executive universal life insurance plan. The NEOs also participate in an executive disability policy with benefits up to 75% of salary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  Review, Approval or Ratification of Transactions with Related Parties
Pursuant to our Corporate Compliance Manual and our Code of Business Ethics and Conduct, all employees, including our NEOs, who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose such interest to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work place. As a result, approval of the transaction is denied if we believe that the employee's interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee's work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Business Ethics and Conduct and related policies, and the Audit Committee is responsible for overseeing our ethics and compliance program. Our Board members are also subject to compliance with our Code of Business Ethics and Conduct. Our Code of Business Ethics and Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this proxy statement.
The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company's practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty or Western Ag is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty or Western Ag, as applicable, will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.
Transactions with Iowa Farm Bureau Federation
As discussed elsewhere in this proxy statement, the Iowa Farm Bureau Federation is our majority shareholder. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $574,000 for 2016. In addition, we lease our home office properties under a 10-year operating lease expiring December 31, 2021, with automatic five year renewals thereafter until a party provides notice of non-renewal, from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $4,102,000 for 2016. This amount is net of $174,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.
We also provide certain services to, and receive certain services from, the Iowa Farm Bureau Federation. The entity providing such services is reimbursed based on an allocation of the cost of providing such services. We provided investment advice and related services to the Iowa Farm Bureau Federation through our investment adviser subsidiary, FBL Investment Management Services, Inc. The Iowa Farm Bureau Federation paid us approximately $78,000 for these services in 2016. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain services to us under a separate arrangement. During 2016, we incurred related expenses totaling $989,000.
Transactions with Farm Bureau Property & Casualty and Affiliates
As discussed elsewhere in this proxy statement, we manage all aspects of two Farm Bureau-affiliated property-casualty companies, Farm Bureau Property & Casualty and Western Ag. We have a management agreement with Farm Bureau Property & Casualty under which we provide general business, administrative and management services. The management fee is a percentage of direct written premium, with attainment of specified goals determining the actual percentage of premium paid. One of two goals was met in 2016. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2016 totaled $2,179,000.
We also have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $6,105,000 to Farm Bureau Property & Casualty under this arrangement during 2016.
        We provide certain other services to, and receive certain services from, Farm Bureau Property & Casualty and its affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services. Our subsidiaries Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2016, Farm Bureau Property & Casualty and its affiliates paid us approximately $392,000 for the use of such aircraft. Also, through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment and furniture to Farm Bureau Property & Casualty and others. In 2016, Farm Bureau Property & Casualty paid us approximately $5,139,000 related to such leases. We also participate in an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. We incurred lease expense relating to this agreement of approximately $330,000 in 2016. We provide investment advice and related services to Farm Bureau Property & Casualty through our subsidiary, FBL Financial Services, Inc. Farm Bureau Property & Casualty and its affiliates paid us approximately $2,470,000 for these services in 2016. Additionally, Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with FBL Assigned Benefit Company ("ABC"), one of our indirect wholly-owned subsidiaries. For a fee, ABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2016 under this arrangement from Farm Bureau Property & Casualty and its affiliates totaled approximately $1,073,000.

PROPOSAL NUMBER TWO - ADVISORY VOTE ON
NAMED EXECUTIVE OFFICER COMPENSATION
In 2016, we received the affirmation of over 99% of shares voting, excluding abstentions and broker non-votes, in regard to a resolution approving our pay practices for executive compensation as discussed in "Executive Compensation - Compensation Discussion and Analysis." Consistent with our practice of reviewing NEO compensation with our shareholders on an annual basis, we again seek a non-binding advisory vote from our shareholders to approve the compensation of our NEOs as described under "Executive Compensation - Compensation Discussion and Analysis" and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. The Management Development and Compensation Committee will consider the shareholder vote in deciding whether any changes to our NEO compensation practices or other actions are appropriate.
As we discuss in our Compensation Discussion and Analysis, our compensation program is designed to reward our NEOs when they deliver the performance that our shareholders seek. In 2016, the components of our NEO compensation included: (i) base salary, (ii) an annual cash incentive based on the achievement of earnings, growth and efficiency goals, and (iii) long-term incentive compensation through cash-based restricted stock units and cash-based restricted surplus units. Please see the Compensation Discussion and Analysis section for additional details regarding the compensation of our NEOs.
This proposal gives you, as a shareholder, the opportunity to approve our NEO compensation as disclosed in this proxy statement by voting for or against the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company's Proxy Statement for its 2017 Annual Meeting.
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve this non-binding proposal. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" and broker non-votes shall be of no effect in causing the matter to be approved or not to be approved.
THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL NUMBER THREE - ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to the Dodd-Frank Act, we are also providing our shareholders the opportunity to cast an advisory vote on the frequency of shareholder votes on named executive officer compensation, such as Proposal Two above. Under this Proposal Three, shareholders may cast an advisory vote to hold a "Say on Pay" vote every year, every two years or every three years.
In 2011, our shareholders voted on a similar proposal, with over 97% of shares voting to hold a "Say on Pay" vote every year. Our Board has determined that an annual advisory vote on named executive officer compensation remains the most appropriate alternative for the Company at this time, as opposed to every two years or every three years. The Board's determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that shareholder sentiment should be a factor that is taken into consideration by the Board and the Management Development and Compensation Committee in

making decisions with respect to named executive officer compensation. By providing an advisory vote on named executive officer compensation on an annual basis, our shareholders will be able to provide us with direct input every year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Accordingly, the Board recommends that an advisory vote on named executive officer compensation be held every year.
Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Management Development and Compensation Committee and the Board will consider the outcome of the vote in deciding how often to conduct shareholder votes on named executive officer compensation.
Shareholders may cast their advisory vote to hold advisory votes on named executive officer compensation every "1 Year," "2 Years," "3 Years or "Abstain." A plurality of the votes cast by each voting group, meaning the option receiving the greatest number of votes by such voting group, will be considered the preferred frequency of such shareholders. The Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy will vote together as one class. Additionally, the Class B common shares present or represented and entitled to vote either in person or by proxy will vote as a separate class. Votes marked as "abstain" and broker non-votes shall be of no effect in determining the option receiving the greatest number of votes.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO HOLD SHAREHOLDER VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY "1 YEAR" (AS OPPOSED TO 2 YEARS OR 3 YEARS).

REPORT OF THE AUDIT COMMITTEE
The purpose of the Audit Committee is to assist the Board in its general oversight of FBL's financial reporting, internal controls, compliance, risk analysis and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. The Charter is available on the Company's website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.
The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP.
Management is responsible for the preparation, presentation and integrity of FBL's financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
During the course of 2016, management continued its evaluation of FBL's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. The Audit Committee reviewed management's report on the effectiveness of the Company's internal control over financial reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committee continues to oversee FBL's efforts related to its internal control over financial reporting and management's preparations for the evaluation of the effectiveness of internal control over financial reporting in fiscal year 2017.
The Audit Committee reviewed Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committee also reviewed Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements and Schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard 1301. In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding communications by Ernst & Young LLP with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP the firm's independence.
Based on the Audit Committee's review of the audited consolidated financial statements and the discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL's audited consolidated financial statements be included in FBL's Annual Report on Form 10-K for fiscal year 2016, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Roger K. Brooks
Jerry L. Chicoine

PROPOSAL NUMBER FOUR - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2017. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee's action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.
Ernst & Young LLP provided audit and other services during 2016 and 2015 for fees totaling $1,638,599 and $1,591,585, respectively. This included the following fees:
Audit Fees: $1,516,752 and $1,363,900, respectively, for the annual audit of the Company's consolidated financial statements and review of interim financial statements in the Company's reports on Form 10-Q;
Audit-Related Fees: $70,895 and $90,695, respectively, primarily for employee benefit plan audits in both years and system implementation assessment in 2015;
Tax Fees: $50,952 and $63,290, respectively, for tax compliance, tax consulting and tax planning; and
All Other Fees: $0 and $73,700, respectively, primarily for assessments of our tax function in 2015.
The Company's policy, as reflected in the Audit Committee Charter, is that all services provided by the Company's Independent Registered Public Accounting Firm, and fees for such services, must be approved by the Audit Committee. The Audit Committee has determined to grant general pre-approval authority to management of $25,000 per engagement for tax, audit and audit-related services, not to exceed $50,000 in total in any calendar quarter. In each case the services must not impair the independence of the Independent Registered Public Accounting Firm. These engagements are ratified by the Audit Committee on a quarterly basis. Engagements exceeding those limits require specific pre-approval by the Audit Committee. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining the firm's independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as audits of employee benefit plans.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.
The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to ratify the appointment of Ernst & Young LLP. Also required for ratification is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" shall be of no effect in causing the matter to be approved or not to be approved.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 17, 2017.

FBL FINANCIAL GROUP, INC.

FBL Financial Group, Inc.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 15, 2017
Date: May 17, 2017 **Time:** 8:00 A.M. CDT
Location: 5400 University Avenue
West Des Moines, Iowa 50266

You are receiving this communication because you hold shares in the company named above.

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We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E25089-P90856

Before You Vote

How to Access the Proxy Materials

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1. NOTICE AND PROXY STATEMENT   2. FORM 10-K

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1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 3, 2017 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: To vote in person, attend FBL's Annual Meeting of Shareholders on May 17, 2017 at 8:00 a.m. CDT. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E25090-P90856

Voting Items

The Board of Directors recommends you vote FOR ALL of the following nominees:

1. Election of Directors

Nominees:

01) James P. Brannen
02) Roger K. Brooks
03) Paul A. Juffer
04) Paul E. Larson

The Board of Directors recommends you vote FOR proposal 2:

2. Advisory vote to approve named executive officer compensation.

The Board of Directors recommends you vote 1 YEAR on proposal 3:

The Board of Directors recommends you vote FOR proposal 4:

E25091-P90856

FBL Financial Group, Inc.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FBL Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 17, 2017 (two days before for participants in the Farm Bureau 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25079-P90856 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FBL FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James P. Brannen
02) Roger K. Brooks
03) Paul A. Juffer
04) Paul E. Larson

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3:

The Board of Directors recommends you vote FOR proposal 4:

	For	Against	Abstain
4. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2017.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

FBL Financial Group, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
In addition, you can view FBL's online annual report on the home page of its website, www.fblfinancial.com.

E25080-P90856

FBL FINANCIAL GROUP, INC.
Annual Meeting May 17, 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig D. Hill and James P. Brannen, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 17, 2017, at 8:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS proxy will be voted "FOR ALL" nominees listed in Proposal 1; "FOR" Proposal 2; "1 YEAR" on Proposal 3; and "FOR" Proposal 4, if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

ATTENTION participants in 401(k) Plan: If shares of FBL Financial Group, Inc. Class A Common Stock are held through Farm Bureau's 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Central Daylight Time, on May 15, 2017 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of FBL Financial Group, Inc. Class A Common Stock held in the Farm Bureau 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1